Exhibit 10.35

OPEXA THERAPEUTICS, INC.

AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

AMENDMENT NO. 1

Pursuant to the authority reserved to it under Section 19(b) of the Opexa Therapeutics, Inc. Amended and Restated 2010 Stock Incentive Plan (the “Plan”), the Board of Directors of Opexa Therapeutics, Inc. (the “Board”) hereby amends the Plan as set forth herein, subject to the approval by the Company’s shareholders within 12 months of the date hereof. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan.

1.	Section 5(a) of the Plan is amended to read as follows:

“(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 4,868,862 Shares, all of which Shares may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 5(c). The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.”

2.	Except as otherwise specifically set forth in this Amendment, the Plan remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the Board has caused this Amendment No. 1 to the Plan to be adopted and executed as of June 29, 2017.

Adopted:

OPEXA THERAPEUTICS, INC.

By:	/s/ Neil K. Warma
Name:	Neil K. Warma
Title:	President, Chief Executive Officer and
Acting Chief Financial Officer